As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENOVA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3056150 (I.R.S. Employer Identification Number)

1560 West 190th Street
Torrance, CA 90501
(310) 527-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Micek
President and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary
Enova Systems, Inc.
1560 West 190th Street
Torrance, CA 90501
(310) 527-2800
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald C. Reinke, Esq.
Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, California 94105-3659
(415) 543-8700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, no par value	58,714	$0.07	$4,110	$0.56

(1)	Consists of shares of common stock issuable upon conversion of 2,642,159 shares of outstanding Series A preferred stock.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the Registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act for the common stock outstanding. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $0.08 and low $0.06 sales prices of the Registrant’s common stock on October 24, 2012, as reported on the NYSE MKT. The Registrant is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and the selling shareholders are not soliciting offers to buy, these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2012

PROSPECTUS

58,714 SHARES

ENOVA SYSTEMS, INC.

Common Stock

This prospectus covers the sale or other disposition of up to 58,714 shares of our common stock by the selling shareholders. The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We are not offering any shares of our common stock for sale under this prospectus. We will not receive any of the proceeds from the sale or other disposition of the shares of our common stock by the selling shareholders.

As of the date of this prospectus, our common stock is quoted on the NYSE MKT under the symbol “ENA.” On October 25, 2012, the last reported sales price of our common stock, as reported on the NYSE MKT, was $0.06 per share.  The NYSE MKT intends to delist our common stock.  We anticipate the delisting of our common stock from NYSE MKT will be effective on October 31, 2012.  We expect that our common stock will trade on the OTCQB Marketplace under the current trading symbol “ENA” upon delisting from the NYSE MKT.

Investing in our common stock involves certain risks. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ended June 30, 2012, as well as our subsequently filed periodic and current reports, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. This prospectus covers offers and sales of our common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Enova Systems, Inc. as “we,” “us,” “our,” the “Company” or ““Enova.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in and incorporated by reference into this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Enova, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. Forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” and elsewhere in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ended June 30, 2012, and our subsequent SEC filings.

Because actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

-ii-

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the matters discussed under “Risk Factors” in this prospectus and the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC, before making an investment decision.

Our Company

Enova believes it has been a leader in the development, design and production of proprietary, power train systems and related components for electric and hybrid electric buses and medium and heavy duty commercial vehicles. Electric drive systems are comprised of an electric motor, an electronics control unit and a gear unit which power a vehicle. Hybrid electric systems, which are similar to pure electric drive systems, contain an internal combustion engine in addition to the electric motor, and may eliminate external recharging of the battery system.

A fundamental element of our strategy is to develop and produce advanced proprietary software and hardware for applications in these alternative power markets. Our focus is powertrain systems including digital power conversion, power management and system integration, focusing chiefly on vehicle power generation.

Specifically, we develop, design and produce drive systems and related components for electric and hybrid electric vehicles in both the new and retrofit markets. We also perform internal research and development to augment our product development and support our customers.

Our product development strategy is to design and introduce to market successively advanced products, each based on our core technical competencies. In each of our product/market segments, we provide products and services to leverage our core competencies in digital power management, power conversion and system integration. We believe that the underlying technical requirements shared among the market segments will allow us to more quickly transition from one emerging market to the next, with the goal of capturing early market share.

Our primary market focus centers on aligning ourselves with key customers and integrating with original equipment manufacturers in our target markets. We believe that alliances will result in the latest technology being implemented and customer requirements being met, with an optimized level of additional time and expense. As we penetrate new market areas, we are continually refining both our market strategy and our product line to maintain our leading edge in power management and conversion systems for vehicle applications.

The Company, previously known as U.S. Electricar, Inc., a California corporation, was incorporated on July 30, 1976. Our address is 1560 West 190th Street, Torrance, California 90501 and our telephone number is (310) 527-2800. Our website address is www.enovasystems.com. Information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Our Financial Condition

We have experienced and continue to experience operating losses and negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. Our annual report on Form 10-K for the fiscal year ended December 31, 2011 included an audit opinion containing a going concern qualification. At December 31, 2011, the Company had an accumulated deficit of approximately $151.1 million, working capital of approximately $6.8 million and shareholders’ equity of approximately $5.3 million. At June 30, 2012, the Company had an accumulated deficit of approximately $155.1 million, working capital of approximately $3.4 million and shareholders’ equity of approximately $1.6 million. Over the past years, we have been funded through a combination of debt financing and public equity offerings. As of December 31, 2011, the Company had approximately $3.1 million in cash and cash equivalents. As of June 30, 2012, the Company had approximately $233,000 in cash and cash equivalents.

As of the date of this prospectus, the Company currently does not have sufficient working capital in the short term through year-end to continue operations and market trading.

We expect that the Company will need to raise additional capital to fully pursue its business plan over the long term. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

As reported in our Form 8-K filing on June 21, 2012, due to continued delays in industry adoption of EV technology, the Company’s revenues continue to significantly decrease. As part of cost cutting measures, we implemented a reduction in our workforce whereby in excess of 90% of our employees have left the Company. We continue to evaluate strategic opportunities to leverage resources and assist with continuing operations. We expect to incur additional operating losses until we re-position Enova in order to achieve a level of product sales sufficient to cover our operating and other expenses.

Delisting from the NYSE MKT

On October 24, 2012, the NYSE MKT notified the Company that the NYSE MKT intends to strike the common stock of the Company from the NYSE MKT by filing a delisting application with the SEC. The Company does not intend to request an appeal hearing of the NYSE MKT ‘s delisting determination.  The Company anticipates that the delisting of its common stock from the NYSE MKT will be effective on Wednesday, October 31, 2012.

The Company expects that its common stock will trade on the OTCQB Marketplace under the Company’s current trading symbol “ENA” upon delisting from the NYSE MKT, or as soon as practicable thereafter. The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies. The Company anticipates that the delisting will be completed once the NYSE MKT files a Form 25-NSE Notification of Delisting with the SEC. The delisting and transition to the OTCQB does not change the Company’s obligations to file periodic and other reports with the SEC under applicable federal securities laws.

The NYSE MKT’s delisting determination was a result of the Company’s non-compliance with the NYSE MKT’s continued listing standards.  As disclosed in Current Reports on Form 8-K filed with the SEC on April 20, 2012, May 29, 2012, an July 6, 2012, the NYSE MKT previously notified the Company that it was not in compliance with the following sections of the Company Guide: (a) Section 1003(a)(iii) insofar as the Company reported stockholders’ equity of less than $6,000,000 and has incurred losses from continuing operations and/or net losses in five consecutive fiscal years; (b) Section 1003(a)(ii) insofar as the Company reported stockholders’ equity of less than $4,000,000 and has incurred losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and (c) Section 1003(f)(v) insofar as its common stock has been trading at a low price per share for a significant period of time.  As disclosed in a Current Report on Form 8-K filed with the SEC on October 24, 2012, the NYSE MKT further notified the Company that it was not in compliance with Section 1003(a)(i) of the Company Guide insofar as the Company reported stockholders’ equity of less than $2,000,000 and losses from continuing operations and /or net losses in two out of it most recent three fiscal years; additionally, the NYSE MKT notified the Company that it was  not in compliance with Section 1003(a)(iv) in that the Company had sustained losses which are so substantial in relation to its overall operations or existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the NYSE MKT, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Selling Shareholders

Our Articles of Incorporation provide that the each share of Series A Preferred Stock is automatically converted at the then applicable conversion rate immediately prior to the registration under the Securities Act of the underlying common stock of the Series A Preferred Stock. Upon effectiveness of this registration statement, therefore, all outstanding shares of Series A Preferred Stock will automatically convert into shares of common stock. The Series A Preferred Stock converts into common stock at a ratio of 45-for-1. Accordingly, the 2,642,159 shares of outstanding Series A preferred stock will adjust at 1/45th to 58,714 shares of our common stock.   The shares of common stock issuable upon such conversion of Series A preferred stock represent approximately 0.1% of our currently outstanding shares of common stock. No fractional shares of common stock shall be issued upon conversion of the Series A Preferred Stock; in lieu of any fractional share to which the holder of such shares would otherwise be entitled, the Company shall pay cash equal to the product of (i) such fraction multiplied by (ii) the fair market value of one share of the common stock on the date of conversion, as determined in good faith by a disinterested majority of the Board of Directors.

The Offering

Common stock outstanding:	44,520,197 shares (1)
Common stock offered by the selling shareholders:	58,714 shares
Common stock after the offering:	44,578,911 shares
NYSE MKT symbol for common stock (subject to delisting effective October 31, 2012) and anticipated OTCQB symbol for common stock:	ENA
Alternative Investment Market (London Stock Exchange) symbols for common stock:	ENV and ENVS
Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares covered by this prospectus.
Risk factors:
See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ended June 30, 2012, as well as our subsequently filed periodic and current reports, for a discussion of factors to consider before investing in shares of our common stock.

(1) The number of shares shown to be outstanding is based on the number of shares of our common stock outstanding as of October 11, 2012, and does not include shares issuable upon exercise of warrants, conversion of outstanding preferred stock (including the underlying shares of common stock registered hereunder), or reserved for issuance upon the exercise of options granted or available under our equity compensation plan.

USE OF PROCEEDS

We will not receive any of the proceeds from any such sale or other disposition of the common stock covered by this prospectus.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders to sell or otherwise dispose of, from time to time, up to 58,714 shares of our common stock which we will issue to the selling shareholders upon the automatic conversion of all outstanding shares of Series A Preferred Stock. The terms of our articles of incorporation provide that the each share of Series A Preferred Stock is automatically converted at the then applicable conversion rate immediately prior to the registration under the Securities Act of the underlying common stock of the Series A Preferred Stock.

The table below presents information regarding the selling shareholders and the shares of our common stock that they may sell or otherwise dispose of from time to time under this prospectus. As contemplated by Section 240.01 of the Regulation S-K Compliance and Disclosure Interpretations of the Commission’s Division of Corporation Finance, we are identifying the selling shareholders on a group basis because they currently hold, and upon conversion of the Series A Preferred Stock will continue to hold, less than 1% of our outstanding common stock. None of the selling shareholders has held a position or office or had a material relationship with us within the past three years.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares covered hereby. The selling shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares covered by this prospectus will be sold by the selling shareholders. This table is based on information supplied to us by the selling shareholders and certain records of the Company.

	NUMBER OF SHARES BENEFICIALLY OWNED BEFORE	NUMBER OF SHARES COVERED	SHARES BENEFICIALLY OWNED AFTER OFFERING
	OFFERING(1)	HEREBY(1)	NUMBER	PERCENTAGE
Selling Shareholders	58,714	58,714	*	*

*	Represents beneficial ownership of less than 1%

(1)	The shares beneficially owned and covered hereby represent approximately 0.1% of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

EXPERTS

The financial statements of Enova Systems, Inc. as of December 31, 2011 and 2010 incorporated by reference herein have been so incorporated by reference in reliance upon the reports of PMB Helin Donovan, LLP, independent registered public accounting firm, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Reed Smith LLP, San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our website address is www.enovasystems.com. Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we will make with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 29, 2012;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012 filed on May 15, 2012, and for the fiscal quarter ended June 30, 2012 filed on August 14, 2012;
•
Our Current Reports on Form 8-K filed on January 6, 2012, January 26, 2012, April 20, 2012, April 25, 2012, May 29, 2012, June 21, 2012, July 3, 2012, July 6, 2012, August 2, 2012, October 24, 2012, and October 25, 2012; and

•	The description of our common stock included in our registration statement on Form 8-A filed with the SEC on August 28, 2006.

We will provide without charge upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Enova Systems, Inc.
1560 West 190th Street
Torrance, CA 90501
(310) 527-2800

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the securities covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$-
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$5,000
Total	$35,000

Item 15. Indemnification of Directors and Officers

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Our Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law. In addition, our Articles of Incorporation provide that we are authorized to provide indemnification of agents through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

Our Bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of our company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding. We may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding.

The above discussion of the CGCL and our Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Number	Exhibit
3.1	Our Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, as filed on April 2, 2007)
5.1	Opinion of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in their opinion filed as Exhibit 5.1)
24	Power of Attorney (included in signature page hereto)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on the 26th day of October, 2012.

ENOVA SYSTEMS, INC.

By:	/s/ John Micek
John Micek
President and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Micek as his true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including any and all post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ John Micek John Micek	President and Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	October 26, 2012

/s/ Edwin O. Riddell	Director	October 26, 2012
Edwin O. Riddell

/s/ John R. Wallace	Director	October 26, 2012
John R. Wallace

/s/ Christopher Thunen	Director	October 26, 2012
Christopher Thunen

EXHIBIT INDEX

Number	Exhibit

5.1	Opinion of Reed Smith LLP

23.1	Consent of Independent Registered Public Accounting Firm